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BIG 5 SPORTING GOODS CORPORATION REQUESTS NASDAQ EXTENSION
▪	Declares Quarterly Cash Dividend
El Segundo, CA — August 15, 2005 — Big 5 Sporting Goods Corporation (Nasdaq: BGFVE), a leading sporting goods retailer, today announced that it has submitted a request to the NASDAQ Listing Qualifications Panel for an additional extension of the deadline for the Company to file its Annual Report on Form 10-K for fiscal 2004 and its Quarterly Report on Form 10-Q for the first quarter of fiscal 2005. The Panel had previously agreed to continue the listing of the Company’s securities on the NASDAQ National Market provided that the Company filed its Annual Report on Form 10-K for fiscal 2004 and its Quarterly Report on Form 10-Q for the first quarter of fiscal 2005 on or before August 12, 2005. The Company notified the Panel that it would be unable to meet the August 12 deadline and requested a further extension. There can be no assurance that an extension will be granted. If an extension is not granted, the Company’s common stock could be delisted from the NASDAQ National Market. In such event, the Company expects that its shares would trade in the over-the-counter market and the Company would apply for relisting of its shares on the NASDAQ National Market as soon as its SEC filings were current.
Work on the review and associated audit of the Company’s Annual Report on Form 10-K for fiscal 2004 has been substantially completed. The Company expects that the review and audit will be completed and the Form 10-K will be filed shortly. The Company also expects that the review of the Quarterly Report on Form 10-Q for the first quarter of fiscal 2005 will be completed and that it will be able to file that Form 10-Q shortly after the Annual Report on Form 10-K is filed. The Company also was unable to file its Quarterly Report on Form 10-Q for the second quarter of fiscal 2005 by the August 12, 2005 deadline and will file a Form 12b-25 with the Securities and Exchange Commission to report this. The completion and review of this Quarterly Report has been delayed pending the completion and filing of the Company’s Form 10-K for fiscal 2004 and its Form 10-Q for the first quarter of fiscal 2005. The Company will file the Quarterly Report on Form 10-Q for the second quarter of fiscal 2005 as soon as practicable following the filing of the Quarterly Report on Form 10-Q for the first quarter of fiscal 2005. The late filing of the Company’s Quarterly Report on Form 10-Q for the second quarter of fiscal 2005 constitutes an additional basis for the delisting of the Company’s common stock from the NASDAQ National Market and the Company has notified Nasdaq’s Listing Qualifications Staff of the late filing. The Company has also requested an extension of time to file this Form 10-Q.

Big 5 Sporting Goods
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As the Company announced on July 29, 2005, additional corrections to its prior financial statements will be required as part of the previously announced restatement of such financial statements. The expected cumulative net impact on the Company’s net income of all additional corrections that the Company is aware of at this time, as well as the adjustments relating to the previously announced lease accounting changes and sales return reserve, for fiscal years 2002 through 2004 remains less than 3% of aggregate net income as preliminarily reported on February 9, 2005 for such fiscal year periods, which reflected the preliminary adjustments to address the previously announced error in an account within accounts payable. As also stated in the July 29, 2005 announcement, these matters will reduce net income for prior periods, which the Company anticipates will be reflected in a balance sheet adjustment for fiscal 2002.
Financing Agreement
The Company also has obtained from the lenders under its financing agreement an extension to August 31, 2005 to deliver its audited financial statements for fiscal 2004 as required by its financing agreement. While the Company expects to be able to deliver such audited financial statements by then, if the Company is not able to do so, it intends to seek another extension, although there is no assurance that one will be granted. The Company is in compliance with all of the covenants contained in its financing agreement.
Declaration of Quarterly Cash Dividend
The Company also announced that its Board of Directors has voted to declare a cash dividend, at an annual rate of $0.28 per share of outstanding common stock. The next quarterly dividend, of $0.07 per share, will be paid on September 15, 2005, to stockholders of record as of September 1, 2005.
About Big 5 Sporting Goods Corporation
Big 5 is a leading sporting goods retailer in the United States, operating 312 stores in 10 states under the “Big 5 Sporting Goods” name. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, snowboarding and in-line skating.
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Big 5’s actual results in future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, weather conditions, changes in costs of goods, changes in interest rates and economic conditions in general. Those and other risks are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K/A filed on October 25, 2004 and its Quarterly Report on Form 10-Q for the quarter ended September 26, 2004. Big 5 disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.